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                                                                    EXHIBIT 5.1


                                 April 25, 1997


Greyhound Lines, Inc.
15110 N. Dallas Parkway, Suite 600
Dallas, Texas 75248

Ladies and Gentlemen:

        We have acted as counsel to Greyhound Lines, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 filed with the Commission on March 17, 1997 (the "Registration Statement"), under the Securities Act of 1933, as amended, with respect to the offers and sales from time to time by the Selling Stockholders named therein of up to 3,058,824 shares (the "Shares") of the common stock, par value $.01 per share, of the Company.

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, and such corporate records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company.

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Greyhound Lines, Inc.
April 25, 1997
Page 2


        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

        2. The Shares have been duly authorized, and when issued against receipt of the consideration therefor in accordance with Stock Purchase Agreement between the Company and the Selling Stockholders dated March 5, 1997 will be validly issued, fully paid and nonassessable, and will not have been issued in violation of any pre-emptive rights.

        The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We consent to he use of this opinion as an exhibit to the Registration Statement. Consent is also given to the reference of this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                        Very truly yours,


                                        Weil, Gotshal & Manges LLP



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